Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT AND GENERAL RELEASE

This Executive Separation Agreement and General Release (“Agreement”) is made between Newpark Resources, Inc., a Delaware corporation, including its parents, successors, subsidiaries and affiliated companies, including, but not limited to, Newpark Mats and Integrated Services LLC (all of which are collectively referred to herein as “the Company”), and Jeffery Lynn Juergens (“Executive”).

ARTICLE I

SEPARATION

1.1     Separation Date. Pursuant to Sections 1.1 and 2.3 of the Employment Agreement between Executive and the Company dated October 15, 2010, as amended by the Amendment to Employment Agreement between Executive and the Company dated February 16, 2016 (collectively, the “Employment Agreement”), the Company hereby terminates the Employment Agreement and Executive’s employment thereunder and all positions held by Executive with the Company effective April 21, 2016 (the “Separation Date”). As of the Separation Date, Executive is no longer authorized to act on behalf of or to represent the Company, or to incur any expenses, obligations or liabilities on behalf of the Company.

1.2     Separation Payment. Subject to applicable withholding for taxes and other authorized deductions, Executive will receive a payment for (1) all regular pay through the Separation Date, and (2) all accrued, unused vacation through the Separation Date (in the gross amount of Twenty Seven Thousand Six Hundred and Ninety Two Dollars and 31/100 ($27,692.31), less applicable deductions and withholdings (equal to 4 weeks of vacation) (collectively, the “Separation Payment”). The Company shall pay the Separation Payment to Executive in a single lump sum on the next regularly scheduled payday following the Separation Date, or within fifteen (15) days following the Separation Date, whichever is earlier.

1.3     Severance Benefits. Pursuant to Section 2.3 of the Employment Agreement, the Company shall provide Executive the following severance benefits:

(a)     Severance Pay. The Company shall pay and Executive agrees to accept from the Company severance pay in the total gross amount of Five Hundred Ninety Four Thousand Dollars and No Cents ($594,000.00), less applicable deductions and withholdings (“Severance Payment”). The Severance Payment will be paid to Executive in a lump sum within thirty (30) days after the Separation Date.

(b)     Continued Health Benefits Payment. After the Separation Date, Executive may choose to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a period of up to 18 months following the Separation Date. The Company will pay Executive Twenty Thousand Dollars and No Cents ($20,000), less applicable deductions and withholdings, which amounts to, and can be applied by Executive toward, the Company’s portion of the COBRA premium for a period of twelve (12) months. Executive will otherwise be responsible for payment of the full COBRA premium. If Executive elects COBRA continuation coverage, the election must occur pursuant to the requirements set forth in the COBRA notification letter that will be sent to Executive after the Separation Date.

(c)     Outplacement Services. Executive will be eligible to receive independent outplacement services through a reputable vendor selected by the Company and with a value not to exceed Twenty Thousand Dollars ($20,000.00). Executive must coordinate with the Company and the vendor to receive these services no later than twelve (12) months following the Separation Date. Any such services will either be charged to the Company’s account, or paid for by the Company on behalf of Executive and not paid directly to Executive. Any services exceeding the stated amount will be the sole responsibility of Executive.

(d)     Employment Inducement Award. Pursuant to Section 1.2(d) of the Employment Agreement, the Company awarded Executive 50,000 shares of time restricted stock. Executive acknowledges and agrees that all such restrictions were removed and the shares became fully vested as of October 18, 2014, and, therefore, no further vesting is required under Section 2.3 of the Employment Agreement.

1.4     Equity Awards. Executive acknowledges and agrees that the shares and options listed on Exhibit A represent all vested equity compensation held by Executive as of the Separation Date (“Vested Equity”). Executive further acknowledges and agrees that all unvested shares and options shall forfeit on the Separation Date, unless otherwise provided in this Agreement. All Vested Equity remains subject to the terms and conditions in any applicable equity award and plan documents.

1.5     Consideration for Release. In consideration for Executive’s promises in this Agreement, including but not limited to Executive’s release of claims in Article III, the Company will provide Executive with the following special equity considerations (collectively, the “Release Consideration”):

(a)     Accelerated Vesting. The Company agrees to accelerate vesting for 34,773 shares of restricted stock (“Accelerated Shares”) awarded to Executive pursuant to the 2006 Equity Incentive Plan (the “2006 Equity Plan”). The accelerated vesting shall become effective on the Separation Date and shall be subject to tax withholdings on that date. The Company shall retain all Accelerated Shares until ten (10) business days after the Company’s receipt of this Agreement signed by Executive. If Executive fails to timely sign and return this Agreement as provided in Section 3.2(f), or revokes this Agreement during the 7-day revocation period referenced in Section 3.2(g), Executive shall forfeit all of the Accelerated Shares pursuant to this Section 1.5(a).

(b)     Extended Exercise Period. Executive acknowledges and agrees that he currently holds 116,137 vested, non-qualified stock options (the “Extended Options”), which were granted under either the 2006 Equity Plan or the 2015 Employee Equity Incentive Plan (the “2015 Equity Plan”). Pursuant to Section 7.7.2 of both the 2006 Equity Plan and the 2015 Equity Plan, Executive would have ninety (90) days following the Separation Date to exercise the Extended Options. The Company hereby agrees to extend the exercise period for such Extended Options from ninety (90) days to twelve (12) months following the Separation Date.

(c)     Additional Compensation. The Company shall pay and Executive agrees to accept additional compensation in the amount of Fifty Thousand Three Hundred and Thirty Seven Dollars and No Cents ($50,337.00), less applicable deductions and withholdings (“Additional Compensation Payment”). The Company shall pay the Additional Compensation Payment in a single, lump sum within ten (10) business days following receipt by the Company of this Agreement signed by Executive, as provided in Section 3.2(f), provided Executive does not revoke the Agreement during the seven (7) day revocation period outlined in Section 3.2(g) below.

(d)     Remedies. If the release found in Article III is determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, then the Company’s promises in this Section 1.5 shall fail for lack of consideration and immediately be null and void, and Executive shall (i) forfeit all of the Accelerated Shares held, and any Extended Options not yet exercised, by Executive as of the date of such determination by a court, (ii) immediately repay to the Company the proceeds from any and all shares of stock sold in connection with (A) the Accelerated Shares, or (B) any exercised Extended Options, provided such Extended Options are exercised more than ninety (90) days following the Separation Date, and (iii) immediately repay the Company for the Additional Compensation Payment.

1.6     Expense Reimbursement. Executive agrees that within ten (10) business days after the Separation Date, Executive will submit in a form consistent with Company policies Executive’s final documented expense reimbursement statement reflecting all business expenses Executive has incurred as an employee of the Company through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practices. Executive acknowledges and agrees that if Executive fails to timely submit an expense reimbursement statement, as outlined in this Section 1.6, Executive forfeits his right, if any, to reimbursement for business expenses.

1.7     Other Compensation or Benefits. Except as specifically provided in this Agreement, Executive acknowledges and agrees that Executive is not entitled to any further salary, vacation pay, sick pay, bonus pay, separation pay, severance pay, signing bonus, incentive compensation, compensation under the 2006 Equity Plan, compensation under the 2015 Equity Plan, compensation under the 2010 Annual Cash Incentive Plan, employment inducements, annual incentive compensation, stock options, restricted stock, compensation of any kind, retirement, pension, health insurance, dental insurance, life insurance, long-term disability, AD&D, car allowance, or any other benefits. Except as specifically provided in this Agreement, all such compensation and benefits shall cease as of the Separation Date. Executive and the Company agree that this Agreement supersedes Executive’s Employment Agreement (except the Non-Competition Agreements as described in Article II of this Agreement), and that this Agreement provides the exclusive right to compensation and benefits, subject to applicable plan documents, relating to Executive’s employment and separation therefrom.

1.8     Return of Company Property. Executive represents to the Company that Executive has returned all property of the Company or its affiliates in Executive’s possession, including any keys, access cards, computers, cell phones, pagers, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not) and/or all copies thereof, to the Company prior to Executive’s execution of this Agreement. Executive shall immediately report to the Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with the Company.

1.9     Cooperation. Upon the Company’s request, Executive agrees to make himself reasonably available to the Company to respond to periodic requests for information or assistance relating to the Company, Executive’s employment and/or any pending litigation relating to the Company’s business, which may be within Executive’s knowledge, including, but not limited to, the following cases: Newpark v. Ecoserve, Cause No. 2015-40104, in the 80th District Court of Harris County, Texas; and Kilgore v. Newpark Mats and Integrated Services, Cause No. B-195885, in the 60th Judicial District Court of Jefferson County, Texas. Executive further agrees to notify the General Counsel of the Company promptly of any requests for information or testimony that the Executive receives in connection with any litigation, including the above-styled cases, or investigation relating to the Company’s business.

ARTICLE II
NON-COMPETITION

2.1     Acknowledgement of Receipt of Confidential Information. Executive acknowledges that in his role as an executive with the Company, Executive received Confidential Information (as defined in the Ancillary Louisiana Unfair Competition, Confidentiality and Non-Competition Agreement entered into between Executive and the Company dated October 11, 2010 and the Texas and Non-Louisiana Unfair Competition, Confidentiality and Non-Competition Agreement entered into between Executive and the Company dated October 11, 2010 (collectively referred to in this Agreement as the “Non-Competition Agreements”)).

2.2     Survival of Non-Competition Agreements. Executive and the Company agree that the Non-Competition Agreements shall remain in full force and effect and Executive agrees to comply with all of the terms and provisions contained within them.

2.3     Specific Performance. Executive acknowledges that a remedy at law for any breach of this Article II, which includes claims arising under the Non-Competition Agreements, will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

ARTICLE III

GENERAL RELEASE

3.1     Executive Release. In consideration for the Release Consideration from the Company stated above, Executive on Executive’s own behalf, and on behalf of Executive’s descendants and other family members, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and voluntarily and knowingly waives, releases, and discharges the Company, its predecessors, successors, parent companies, subsidiaries, operating units, affiliates, divisions, and their respective agents, representatives, members, partners, managers, officers, directors, shareholders, employees, insurers, fiduciaries of employee benefit plans, plan administrators, attorneys and agents of each of the foregoing (collectively, the “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, fixed or contingent, which Executive may have or claim to have against any of them as a result of Executive’s employment with the Company and/or Executive’s termination therefrom, or as a result of any other matter arising through the date of Executive’s signature on this Agreement. This waiver, release and discharge includes, but is not limited to:

(a)     any and all claims arising under federal, state or local laws or regulations regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Age Discrimination in Employment Act (“ADEA”), and the Older Workers’ Benefits Protection Act; the Civil Rights Act of 1866, 42 U.S.C. §§1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended, which prohibits unequal pay based upon gender; the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Rehabilitation Services Act, 29 U.S.C. § 701 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Health Insurance Portability and Accountability Act of 1996; the Occupational Safety and Health Act, the National Labor Relations Act, the Sarbanes Oxley Act; the Genetic Information Non-Discrimination Act; the Texas Commission on Human Rights Act; Chapters 21, 61 and 451 of the Texas Labor Code Louisiana Civil Code Article 2315; La. R.S. 23:301 et seq., La. R.S. 23:631, et seq.; La. R.S. 23:967, La. R.S. 23:1361;

(b)     claims based on any express or implied contract, or other agreement or representation relating to the terms and conditions of Executive’s employment, which may have been alleged to exist between Executive and the Company or its parent, subsidiaries, affiliates or related entities, and claims that the Company violated its personnel policies, handbooks, or any covenant of good faith and fair dealing;

(c)     claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional or negligent infliction of emotional distress and/or mental anguish, assault, battery, invasion of privacy, negligent hiring, training, supervision and retention, tortious interference with contract, detrimental reliance, promissory estoppel, and loss of consortium to Executive or any member of Executive’s family, and other such claims);

(d)     claims growing out of any legal restrictions on the Company’s right to terminate its employees;

(e)     claims for equity or other ownership or profits interests, wages, back pay, overtime pay, severance pay, future pay, bonuses, commissions, and all other compensation; and

(f)     claims for past or future employee retirement, health and welfare benefits including, without limitation, those arising under the Executive Retirement Income Security Act (except this release does not apply to any benefits in which Executive is vested). Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive, any claims for workers’ compensation benefits, or any claims to enforce this Agreement.

3.2     Age Discrimination Waiver and Release. Executive acknowledges the following:

(a)     This Agreement is written in a manner calculated to be understood by Executive and that he in fact understands the terms, conditions and effect of this Agreement;

(b)     This Agreement refers to, among others, rights or claims arising under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act;

(c)     Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(d)     Executive waives rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled;

(e)     Executive is hereby advised in writing to consult with an attorney prior to executing the Agreement, and he represents that he has done so to the extent he so desires;

(f)     Executive has twenty-one (21) days in which to consider this Agreement before accepting it, but he need not take that long if he does not wish to do so; any decision to sign this Agreement before the twenty-one (21) days have expired has been made voluntarily and not because of any fraud or coercion or improper conduct by the Company; if the Agreement is not signed by Executive within the twenty-one (21) day period, it is automatically revoked and is null and void; and

(g)     This Agreement may be revoked by Executive within seven (7) calendar days of his execution of the Agreement by giving immediate written notice to Mark Airola, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, (281) 362-6800, mairola@newpark.com. This Agreement shall not become final and enforceable and Executive shall not receive the Release Consideration unless and until such seven (7) day period has expired.

3.3     No Limit on Administrative Charges or Complaints. Nothing in this Agreement imposes a restriction, condition precedent, penalty or any other limitation on Executive’s right to file an administrative charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, the NLRB, the SEC or any other state or federal agency, or on Executive’s right to participate in an investigation or proceeding conducted by the EEOC, NLRB, SEC or any other state or federal agency. However, Executive understands and recognizes that even if a charge is filed by him, or on his behalf, with the EEOC, NLRB, SEC or any other state or federal agency, or if Executive participates in any investigation or proceeding with the EEOC, NLRB, SEC or any other state or federal agency, he will not be entitled to any damages or payment of any money relating to any event which occurred prior to his execution of this Agreement.

ARTICLE IV
MISCELLANEOUS

4.1     Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with a provision of this Agreement (except Article II of this Agreement, including the Non-Competition Agreements, which is specifically excluded from this pre-arbitration dispute resolution procedure), or asserts any claims under ERISA, prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Chief Executive Officer) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the headquarters for Newpark Resources, Inc. are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the ERISA, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by them respectively. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 4.1 shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. Notwithstanding anything to the contrary in this Section 4.1, either party may commence in a court of competent any action to obtain injunctive relief.

4.2     Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Executive:

Jeffery Lynn Juergens

109 Summertyme Drive

Youngsville, Louisiana 70592

If to the Company:

Chief Executive Officer

c/o Newpark Resources, Inc.

9320 Lakeside Boulevard, Suite 100

The Woodlands, Texas 77381

Attention: Legal Department

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

4.3     Non-Disparagement. Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.

4.4     Entire Agreement. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company (or any of its affiliates) and constitutes the entire agreement between the Executive and the Company (and any of its affiliates) with respect to the subject matter of this Agreement, except that (a) the Non-Competition Agreements, (b) the 2006 Equity Plan and 2015 Equity Plan, as well as the applicable award agreements thereunder, and (c) the 2010 Annual Cash Incentive Plan, shall survive as provided in Article II and/or Section 1.7 of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an Executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. It is agreed that, except for the provisions of the Non-Competition Agreements, the remaining provisions of the Employment Agreement are hereby terminated and cancelled as of the date hereof. Executive acknowledges he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Executive further acknowledges and agrees that the Company and its representatives and counsel have not made any representations to Executive regarding Executive’s tax liability, if any, for payments and benefits described in this Agreement.

4.5     Taxes and Advisors. Executive has been advised that all payments and benefits received in connection with this Agreement are gross amounts and will be subject to taxes and lawful deductions, if any. Executive will be solely responsible for the payment of any and all taxes (including any income or excise taxes applicable under Section 409A of the Internal Revenue Code of 1986, as amended), on payments received from the Company. Executive has been advised to consult an attorney and/or tax advisor regarding this Agreement, has had the opportunity to consult with a representative of Executive's own choosing with respect to this Agreement, is fully aware of its contents and of its legal effect, and does freely and voluntarily enter into it.

4.6     No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any other Released Party of any liability whatsoever, or as an admission by the Company or any other Released Party of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

4.7     No Other Claims, Withdrawal of Claims; Lawsuit Forbearance. By execution hereof, Executive represents, covenants, and warrants that he has no current or pending claims, complaints, charges, lawsuits or causes of action against any of the Released Parties, of any nature, and that no claims released or waived herein have been previously conveyed, assigned, or transferred in any manner, in whole or in part, to any person, entity, or other third party. Executive specifically agrees not to sue or become a party to a lawsuit against any of the Released Parties based on claims released by this Agreement. If Executive breaches this Agreement by suing any of the Released Parties, Executive understands that the Released Parties will be able to seek an injunction to restrain any violation of this Section 4.7, and agrees that Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorneys’ fees, associated with defending against such lawsuit and enforcing this Agreement.

4.8     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.9     Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor his estate shall have any right to commute, encumber, delegate or dispose of any rights to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. This Agreement may be assigned by the Company.

4.10     Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11     Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Texas.

4.12     Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

4.13     Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.

4.14     Gender. All references to the masculine pronoun herein are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below.

“COMPANY”	“EXECUTIVE”

Newpark Resources, Inc.

By: /s/ Mark J. Airola	/s/ Jeffery L. Juergens
Mark J. Airola	Jeffery Lynn Juergens

Date: May 10, 2016	Date: May 6, 2016

EXHIBIT A

VESTED EQUITY AS OF SEPARATION DATE

Type of Equity	Vested Amount
Non-Qualified Stock Options	116,137
Restricted Stock	221,397